Item 9.01  Exhibits

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of the 20th day of April 2007 (the “Effective Date”), by and between MultiCell Technologies, Inc., (“MultiCell”) a corporation organized under the laws of the State of Rhode Island, having a place of business at 701 George Washington Hwy, Lincoln, RI 02865, U.S.A. and Eisai Co., Ltd. (“Eisai”), a corporation organized under the laws of Japan, with principal place of business at 4-6-10 Koishikawa, Bunkyo-ku, Tokyo 112-8088, Japan. MultiCell and Eisai may sometimes each hereinafter be referred to as a “Party” and collectively as the “Parties.”

Article 1
Definitions

The terms used in this Agreement shall be defined as follows.

1.1	“Cell Line” refers to MultiCell’s Immortal Human Hepatocyte Cell line named Fa2N-4.

1.2	“License Sample” refers to the Cell Line, all its derivatives, progeny, cells or other objects which were duplicated, multiplied, cultured or obtained from them.

1.3	“License Period” refers to the five (5) year period from the Effective Date identified above, or until the date of cancellation as set forth in Article 14.

1.4	“Culture Media” refers to proprietary culture media owned by MultiCell for culture of the Cell Line, including, but not limited to MFE®.

1.5
“This Patent” refers to all patents and patent applications, which are related to United States Patent no. 6,107,043 and the License Sample, owned by MultiCell or its affiliate companies at present or hereinafter acquired during the License Period for the License Sample.

1.6	“Use of this Patent” refers to the use by Eisai for drug discovery applications such as ADME/Tox, especially for the research, analysis, evaluation or development of new therapeutics within Eisai.

Article 2
Providing the License

According to this Agreement, during the License Period, MultiCell grants Eisai a nonexclusive license (hereinafter referred to as the “the License”) which permits the use by Eisai of License Sample and Culture Media (including multiplication, reproduction, and subculture of the same) for the use of This Patent and License. However, this License does not include a right to sell the License Sample, use the License Sample for the benefit of third parties, sublicense the License Sample or This Patent or merchandise This Patent or the License Sample in any other way.

Article 3
Providing Licensing Sample and Information

3.1 Eisai has designated the following location as the sole place of use for the License Sample and Culture Media under the terms of this Agreement, which shall be referred to hereinafter as the “Location”:

Tsukuba Research Laboratories
1-3 Tokodai 5-chome, Tsukuba-shi
Ibaraki 300-2635, Japan

3.2 Upon execution of the Agreement, MultiCell shall, upon written request, provide Eisai with any additional License Sample and the Culture Media that Eisai should request, at the appropriate cost. Should there be a conflict between this Agreement and any license order the conditions of this Agreement shall have priority.

3.3 According to the provisions of this License, MultiCell may provide Eisai with certain information regarding the License Sample and the Culture Media. This shall be considered confidential under the provisions of Article 10 of this Agreement.

Article 4
License Sample Guarantee

4.1 MultiCell hereby warrants each item described below. Should any item not be true, MultiCell shall notify Eisai immediately in writing.

4.1.1 Providing the License Sample and the Culture Media according to this Agreement and the use of this License Sample and the Culture Media by Eisai does not violate the intellectual property rights of a third party.

4.1.2 The License Sample and the Culture Media provided to Eisai based on this Agreement are not infected by viruses or any other contaminants.

Article 5
Eisai’s Obligations

Storing of the License Sample and the Culture Media, as well as performing Cell Line culture, reproduction, multiplication, expansion, immortalization and conservation shall all be the sole responsibility of Eisai.

Article 6
License Sample and Price Change

6.1 MultiCell may change the type of the Culture Media as needed by obtaining Eisai’s consent, pursuant to the following:

6.1.1 The Purchase Price for the Culture Media shall remain firm for twelve (12) months from the date of the last of the parties hereto to sign this Agreement, and the Purchase Price will be agreed between Muticell and Eisai (on the anniversaries of the Effective Date, with ninety (90) days prior notice from MultiCell) to take into consideration changes in the cost of raw materials, the cost of manufacturing the Culture Media and other relevant factors. The Parties agree to negotiate in good faith a new purchase price for each Culture Media.

6.2 Should MultiCell develop improved products of the Cell Line or License Sample (both hereinafter referred to as the “Improved Cell Line”), MultiCell shall immediately notify Eisai accordingly, including but not limited to all relevant information and pricing of the Improved Cell Line. Eisai may choose to change the Cell Line to the Improved Cell Line. In this case, MultiCell may charge Eisai any additional cost as agreed by MultiCell and Eisai at the time Eisai elects to change from the Cell Line to the Improved Cell Line.

Article 7
License Sample Usage Restriction

7.1 In use of the License Sample and the Culture Media, Eisai may not take the following actions, and shall not allow Eisai employees, agents, third party collaborators, or consultants to take any of the following actions:

7.1.1 Perform License Sample analysis, reverse engineering, alteration, amelioration, producing derived products, sub-clone, or infection experiments. Notwithstanding the foregoing, temporal amelioration for analysis of reporter gene assays, and analysis of microsome fractions derived from the License Sample and S9 are allowed.

7.1.2 Analysis of the Culture Media, reverse engineering, alteration or amelioration.

7.1.3 Use of the License Sample for any of the following purposes:

7.1.3.1 Creation of protein and other cellular structures of polymer macromolecule for pharmacological agents.

7.1.3.2 Development of functional methods related to treatment of human illness (excludes pharmacological agents).

7.1.3.3 Infection experiment of viruses such as hepatitis B and C or multiplication of the virus.

7.1.3.4 Transplant to animals including humans.

7.1.4 Transfer, distribution, handover, or sub licensing of the License Sample or Culture Media to an agent, assignee of Eisai, or any third party,

7.1.5 Physical transfer of the License Sample listed on the license order from the sole permitted location of its use, except in the case where the prior written agreement of MultiCell is obtained in advance, and except pursuant to Article 22.

7.1.6 Administration of the License Sample or the Culture Media to human bodies or use for treatment or diagnosis procedure.

7.1.8 Administration of the License Sample or the Culture Media to animals.

7.1.9 Creating a library of genes or DNA by using the License Sample or Culture Media, or creating a map for gene location of Large T antigen in the gene found in the License Sample.

7.1.10 Use, production or administration of the License Sample or Culture Media which is in violation of applicable law.

7.1.11 Use of the License Sample or Culture Media for any purpose other than the Use of This Patent.

7.1.12 Use of the License Sample or Culture Media outside the License Period.

Article 8
Payment

Eisai agrees to pay MultiCell fees as set forth below for the License Sample and the Culture Media, and any costs of shipping and handling agreed by Muticell and Eisai. Eisai shall pay MultiCell the costs of shipping and handling (tax included) using a commercially reasonable method agreed by MultiCell and Eisai.

Cost of the License Sample: [**REDACTED**]

Payment Schedule for the License Sample:

•	Upon Signing of Definitive Agreement: [**REDACTED**]
•	Beginning of 2nd year - [**REDACTED**]
•	Beginning of 3rd year - [**REDACTED**]
•	Beginning of 4th year - [**REDACTED**]
•	Beginning of 5th year - [**REDACTED**]

Purchase Price of Culture Media:

MFE Culture Media for Plating:
[**REDACTED**]

MFE Support Media:
[**REDACTED**]

Article 9
Nonguarantee of the quality of the product

Eisai understands that the License Sample and the Culture Media shall be provided without clear indication or implied warranty of the quality of the products and suitability for any intended purpose, except as provided under Article 4.

Article 10
Duty of Confidentiality

10.1 Eisai must maintain a high level of confidentiality for the License Sample and Culture Media provided by MultiCell, and any information received from MultiCell regarding the License Sample and Culture Media (hereinafter referred to as the “Confidential Information”), and must not use it for any other purpose than the Use of This Patent.

10.2 Eisai must not disclose the Confidential Information to anyone other than Eisai employees who are engaged in the Use of This Patent or project related to the Use of This Patent, other employees to whom they need to disclose such Confidential Information, agents and consultants, without obtaining the written consent of MultiCell in advance.

10.3 Notwithstanding anything to the contrary contained herein, Eisai shall be under no duty to maintain the confidentiality of any Confidential Information which Eisai can reasonably establish:

10.3.1 Confidential Information already owned by Eisai at the time it was received from MultiCell and a written verification of the fact is available;

10.3.2 Confidential Information publicly known at the time received from MultiCell, or the Confidential Information became publicly known and it was not by Eisai’s fault;

10.3.3 Confidential Information received by Eisai from a third party with no confidentiality obligations after receiving it from MultiCell;

10.3.4 Confidential Information which is required to be disclosed by law, provided, however, the Eisai shall provide MultiCell with prompt written notice of such a requirement and shall provide reasonable assistance to MultiCell in challenging the requirement and/or limiting the disclosure of Information to only the minimum necessary; and

10.3.5 Confidential Information which Eisai developed without using or reference to the Confidential Information given to Eisai by MultiCell, and a written verification is available.

10.4 Expect as required under Japanese laws, the disclosure rules promulgated by the Securities and Exchange Commission of the United States of America (“Regulation FD”), or by a Court of competent jurisdiction, neither party may disclose to a third party information contained in this Agreement, unless such disclosure is granted in conjunction with an executed confidentiality agreement or similar agreement. Notwithstanding the foregoing, the parties hereto may disclose publicly that MultiCell has granted a nonexclusive license to Eisai according the terms and conditions set forth herein.

Article 11
Discarding the License Sample and This Information

At the time of expiration of the License Period, or at the time of the cancellation of this Agreement, whichever is sooner, Eisai shall return the remaining License Sample, Culture Media and the Confidential Information (including all copies) to MultiCell or destroy them as reasonably instructed by MultiCell, and issue a written confirmation of their destruction to MultiCell.

Article 12
Intellectual Property Rights

12.1 MultiCell is the exclusive licensor and owner of This Patent in Japan, and bears the exclusive ownership or sublicense right regarding the License Sample and Culture Media for the Use of This Patent in Japan.

12.2 The rights regarding the achievement made by the amelioration or alteration of the License Sample by Eisai (hereinafter referred to as “This Achievement”) shall exclusively belong to MultiCell, whether or not the amelioration or alteration was allowed in this Agreement. Eisai shall notify MultiCell within 10 business days from the time Eisai learned of This Achievement.

12.3 Should Eisai discover abuse of This Patent by a third party, Eisai shall notify MultiCell immediately in writing about such abuse.

Article 13
Validity Period

13.1 Unless this Agreement is cancelled based upon the Article 14, this Agreement shall effectively continue to exist from the Effective Date of the Agreement until the expiration date of the License Period.

Article 14
Cancellation

14.1 Eisai may cancel this Agreement:

14.1.1 by giving MultiCell a 30-day prior written notice;

14.1.2 if MultiCell materially breaches this Agreement, and no correction is made within twenty (20) days from the date MultiCell receives written notice to correct the violation, Eisai may cancel this Agreement immediately, by giving MultiCell a written notice stating same; or

14.1.3 if MultiCell shall become insolvent or a petition in bankruptcy is filed or shall enter into liquidation (other than voluntary liquidation for the purpose of reconstruction or amalgamation) or shall enter into an arrangement or composition with its creditors or any of them or shall have a receiver or administrator or administrative receiver appointed then this Agreement may immediately and without notice from Eisai be absolutely terminated by Eisai and thus cease to have effect.

14.2 If Eisai materially breaches this Agreement, and no correction is made within twenty (20) days from the date Eisai receives written notice to correct the violation, MultiCell may cancel this Agreement immediately, by giving Eisai a written notice stating same.

Article 15
Surviving Article

Regardless of whether it was due to the expiry of the License Period or cancellation, provisions of Articles 1 (Definitions), 7 (License Sample Usage Restriction), 10 (Duty of confidentiality), 11 (Discarding the License Sample and The Information), 12 (Intellectual Property Right), 15 (Surviving Article), 16 (Claim by a Third Party), 20 (Applicable Law), 21 (Notices), 22 (Assignment of Agreement), and 23 (Dispute Resolution) shall survive the termination of this Agreement and remain effective until the expiration of This Patent.

Article 16
Claim by a Third Party

16.1 If a compensation claim or lawsuit or investigation against Eisai concerning the contents of MultiCell’s warranties in Article 4 arises, MultiCell shall cooperate with Eisai and handling of the claim or lawsuit or investigation shall be MultiCell’s sole responsibility, including indemnifying and holding harmless Eisai against all costs of all such claims or lawsuits and investigations which includes reasonable attorney fees and all amounts claimed for damages and all court-ordered compensation and remedies. However, this Article’s provisions shall be effective under the conditions that after receiving a notice of compensation claim or lawsuit or investigation, Eisai promptly notifies MultiCell accordingly, complies with MultiCell’s reasonable instructions, and leave the control of any defense of such claim to MultiCell completely; provided however that Eisai may take control of any defense of any claim or lawsuit or investigation if there is any reasonable risk that MultiCell may not be able to comply with its obligations under this Article and which risk MultiCell shall disclose in writing to Eisai as soon as MultiCell is aware of such risk.

16.2 If it was proven that the License Sample and/or Culture Media is violating a third party’s right, MultiCell shall cooperate with Eisai in agreeing to an alternative license agreement.

Article 17
Compliance with the Law

Eisai shall comply with applicable laws in the use of the License Sample, and have its own employees who deal with the License Sample comply with them also.

Article 18
Principal-Agent Relation, non-existence of joint enterprise

Neither Eisai nor MultiCell is an employee, agent or attorney for the opposite Party, and shall not be regarded so. This Agreement is a contract between Eisai and MultiCell, which are independent, and are not to form a partnership and it shall not be understood in any such way.

Article 19
Force Majeure

Delay or non-performance of the execution of the contractual obligation by either Eisai or MultiCell shall not be considered to be a violation of this Agreement, if such delay or non-performance is due to a force majeure event such as the act of God, convulsion of nature, embargo, strike, joint action of workers, fire disaster, flood, earth quake, tornado, abnormal and destructive storm, explosion, war, riot, act of terrorism, disturbance and sabotage. The Party that suffered damage due to such force majeure event shall immediately notify the other Party accordingly, and the execution term of the duty delayed by the force majeure event shall be extended until the effect of the event is resolved.

Article 20
Applicable Law

This Agreement shall be governed and construed in accordance with Japanese laws without application of conflict of laws principles.

Article 21
Notices

Notice, claims and correspondence under this Agreement shall be considered sent in an appropriate manner by mailing the proof of the handover or a receipt by registered mail or certified mail, or by other delivery method which proves reception by the third party, to the addresses below.

First Party: (mailing address)

Eisai Co., Ltd.
Attn: Hideki Yoshitomi, Ph.D.
Senior Manager Strategic Research Planning
Discovery & Development Research Headquarters of Japan
5-1-3 Tokodai, Tsukuba Ibaraki 300-2635, Japan

Second Party: (mailing address)

MultiCell Technologies, Inc.
Attn: Stephen Chang, Ph.D., President
9710 Scranton Road, Suite 170
San Diego, CA 92121 USA

With a Copy To:

Catalyst Law Group, APC
Attn: Thomas E. Jurgensen
9710 Scranton Road, Suite 170
San Diego, CA 92121 USA

Article 22
Assignment of Agreement

Eisai and MultiCell may not assign all or any part of the rights and duties regarding this Agreement to a third party without a written consent from the other Party except in the case of the sale of all or substantially all of the assets of a Party by merger, acquisition, asset sale or other business arrangement. However, Eisai and MultiCell must not refuse to give the consent without good cause. This Agreement binds the parties, and in the event of any permitted transfer or assignment of any obligations under this Agreement, the transferor shall remain liable for such obligations and this Agreement shall also be binding upon successors and permitted assigns of the Parties.

Article 23
Dispute Resolution

Eisai and MultiCell agree to discuss in good faith and amicably resolve any dispute, question or difference of opinion between them concerning or arising out of this Agreement, or its construction, meaning, operation or effect, or concerning the rights, duties or liabilities of the Parties hereto. However, if the Parties fail to agree or reach an amicable resolution of any such dispute, question or difference of opinion within thirty (30) calendar days after their first meeting to discuss the issue, or if a Party refuses to meet, then the dispute, question or difference of opinion, shall be referred to arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the Rules. The arbitration shall take place in Tokyo, Japan if commenced by MultiCell, and in San Diego, California, U.S.A. if commenced by Eisai. The language of the arbitration shall be English. The decision of the arbitrators shall be final and binding and any court with proper jurisdiction shall be entitled to issue a decree enforcing the arbitration award. Notwithstanding the foregoing, this arbitration clause will not bar either party from seeking temporary, provisional, or injunctive relief from any court.

As proof of the execution of this Agreement, a duplicate shall be made, sealed and signed by an individual authorized by Eisai and MultiCell for each Party to keep.

April 20, 2007

FOR Eisai Co., Ltd. FOR MultiCell Technologies, Inc.

/s/ Hideki Yoshitomi	/s/ Stephen Chang
By: Hideki Yoshitomi, Ph.D.	By: Stephen Chang, Ph.D.
Its: Senior Manager,	Its: President and CEO
Strategic Research Planning,
Discovery & Development